Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 79 to Registration Statement No. 002-34099 on Form N-1A of our report dated November 25, 2008 relating to the financial statements and financial highlights of Fidelity Destiny Portfolios, including Fidelity Advisor Capital Development Fund and Fidelity Advisor Diversified Stock Fund, appearing in the Annual Report on Form N-CSR of Fidelity Destiny Portfolios for the year ended September 30, 2008, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Deloitte & Touche LLP

Boston, Massachusetts

December 15, 2008